Exhibit (e)(2)

NEUBERGER BERMAN ETF TRUST

DISTRIBUTION AGREEMENT

SCHEDULE A

Neuberger Berman Carbon Transition & Infrastructure ETF

Neuberger Berman Commodity Strategy ETF

Neuberger Berman Disrupters ETF

Neuberger Berman Next Generation Connected Consumer ETF

DATED: October 24, 2022